AMERIANA BANCORP REPORTS SECOND QUARTER NET INCOME
OF $270,000 OR $0.09 PER SHARE

NEW CASTLE, Ind. (August 9, 2011) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced that for the second quarter, net income totaled $270,000 or $0.09 per basic and diluted share, up 18% from $229,000 or $0.08 per basic and diluted share for the second quarter of 2010.  These results marked the eighth consecutive profitable quarter for Ameriana.

For the first six months of 2011, Ameriana's net income increased 27% to $391,000 or $0.13 per basic and diluted share from $309,000 or $0.10 per basic and diluted share in the year-earlier period.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to report positive earnings for the quarter in spite of other real estate owned ("OREO") write-downs of $713,000 and generally weak economic conditions.  During the second quarter, we had the opportunity to sell investment portfolio securities and recognize $448,000 in gains that partially offset costs associated with our OREO.  At the same time, ongoing positive trends related to our non-performing loans allowed us to reduce the provision for loan losses from the level recorded for first quarter of 2011, as well as from the same quarter last year.  This improvement was a key factor contributing to the Company's higher earnings for the second quarter.

"As we pass the midyear point for 2011, we note that a meaningful recovery in real estate and the broader economy has not yet materialized and, consequently, neither have signs of improved loan demand," Gassen added.  "These conditions make it increasingly difficult to grow interest-earning assets, and considering the current interest rate environment, it will be more challenging to grow our investment portfolio without taking undue interest rate risk in the near future.  Despite these current pressures, we remain cautiously optimistic that business conditions will improve over the longer term, and we are steadfast in our belief that Ameriana is well positioned to grow and enhance shareholder value as this recovery occurs.  As a result of these pressures, we are committed to reducing our operating expenses in order to improve earnings."

Ameriana Bancorp's net interest margin on a fully tax-equivalent basis was 3.74% for the second quarter of 2011, down two basis points from the first quarter of 2011.  The net interest margin increased 13 basis points versus the second quarter of 2010, primarily due to a decrease in the cost of funds.  For the first six months of 2011, net interest margin increased 19 basis points to 3.75% compared with 3.56% in the year-earlier period.

The provision for loan losses totaled $255,000 for the second quarter of 2011, down $105,000 from the first quarter of 2011 and down $403,000 compared with the year-earlier quarter.  The allowance for loan losses decreased to 1.32% of total loans at June 30, 2011, compared with 1.41% of total loans at March 31, 2011, and was flat compared with June 30, 2010.  Total non-performing loans at the end of the second quarter were $8.1 million, a decline of $2.8 million from March 31, 2011.  Non-performing loans were 2.6% of total loans at June 30, 2011, down from 3.6% at the end of the first quarter of 2011.  OREO declined slightly from the first quarter of 2011.  The total of classified assets (substandard loans, non-accrual loans and OREO) declined $3.6 million from March 31, 2011.

 Ameriana's loan portfolio, while up $4.6 million on a year-over-year basis, declined $3.7 million and $2.1 million during the first and second quarters of 2011, respectively, as demand for both commercial and residential mortgage loans remained weak, and Ameriana continued to sell new production fixed-rate residential mortgage loans in the secondary market.

Total deposits decreased $800,000 during the second quarter of 2011, primarily a result of the Bank calling and redeeming $5.1 million of brokered certificates of deposit, but total deposits at June 30, 2011, were still $16.2 million higher than December 31, 2010, and $22.4 million above the total a year earlier at June 30, 2010.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2010, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Interest income	$4,823	$5,117	$9,589	$10,200
Interest expense	1,255	1,745	2,592	3,545
Net interest income	3,568	3,372	6,997	6,655
Provision for loan losses	255	658	615	1,018
Net interest income after provision for loan losses	3,313	2,714	6,382	5,637
Other income	1,249	1,719	2,638	3,071
Other expense	4,310	4,220	8,711	8,506
Income before income taxes	252	213	309	202
Income tax benefit	18	16	82	107
Net income	$270	$229	$391	$309

Earnings per share:
Basic	$0.09	$0.08	$0.13	$0.10
Diluted	$0.09	$0.08	$0.13	$0.10

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989
Diluted	2,989	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.01	$0.02	$0.02

Net interest margin (fully tax-equivalent basis)	3.74%	3.61%	3.75%	3.56%

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	June 30, 2011	Dec. 31, 2010	June 30, 2010
Total assets	$444,061	$429,657	$430,741
Cash and cash equivalents	27,742	11,747	20,775
Investment securities available for sale	40,318	38,608	39,767
Loans receivable	311,076	316,927	306,513
Allowance for loan losses	4,119	4,212	4,033
Loans, net	306,957	312,715	302,480
Allowance for loan losses as a percentage of loans receivable	1.32%	1.33%	1.32%
Non-performing loans	$8,136	$11,247	$5,872
Allowance for loan losses as a percentage of non-performing loans	50.6%	37.4%	68.7%
Deposits:
Non-interest-bearing	$38,906	$34,769	$31,374
Interest-bearing	315,259	303,209	300,411
	354,165	337,978	331,785

Borrowed funds	$45,810	$51,810	$58,810
Shareholders' equity	33,475	33,251	33,381
Book value per share	11.20	11.12	11.17

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	8.60%	8.93%	8.70%
Tier 1 risk-based capital ratio	12.07%	11.86%	12.12%
Total risk-based capital ratio	13.32%	13.11%	13.38%